Alliqua Reports Fourth Quarter and Full Year 2013 Financial Results

LANGHORNE, PA – March 24, 2014 – Alliqua, Inc. (NASDAQ:ALQA) (“Alliqua” or “the Company”), a provider of advanced wound care products and custom manufacturing solutions to partners in the medical device and cosmetics industry, reports its financial results for the quarter and year ended December 31, 2013.

David Johnson, CEO of Alliqua, said, “Earlier in the quarter we outlined our accomplishments for the past year in a letter to shareholders. Among those highlights were the expansion of our product portfolio, the building out of our commercial footprint, several clinical milestones, and corporate developments including the listing on the NASDAQ Capital Market. Since that time, we have appointed Dr. Janice Smiell as our Chief Medical Officer, a newly created position. We look forward to her guidance as we continue to expand our wound care product portfolio. In addition, we discussed our capital-raising activities, and in this press release we are pleased to provide shareholders with information regarding our financial progress for the 2013 fourth quarter and full year.

“We ended the year with a significant increase in cash and improved revenues. With a new management team in place, and a reinvigorated business plan, we believe we are well on our way to achieving our milestones for 2014, which include:

•	building a balanced revenue plan for our current product portfolio, with expectations to grow sales of our portfolio of wound care products;
•	expanding our selling organization;
•	launching the Biovance® human amniotic membrane allograft product at The Symposium On Advanced Wound Care being held in Orlando, Florida from April 23-27, 2014;
•	filing for regulatory approval on the Extracellular Matrix (ECM) product during the second half of the year; and
•	expanding our product portfolio and suite of technological solutions both organically and through potential acquisitions, focusing on technology areas that include the regenerative space, antimicrobial, dressing, and new areas of innovation.

“It’s been an exciting and rewarding year, and we look forward to meeting the challenges that lie in front of us in the months and years ahead. We will be sure to keep our investors informed as we achieve these goals.”

Cash and Capital Raising Activities

As of December 31, 2013, the Company had approximately $12.1 million of cash and cash equivalents, compared to approximately $260,000 as of December 31, 2012. During the year ended December 31, 2013, the Company generated $16.7 million of net proceeds from its financing activities. Among the significant investors participating in the strengthening of the Company’s financial condition was Celgene Corporation, Broadfin Capital, Perceptive Advisors, Crossover Healthcare Fund and Company insiders.

Results of Operations for the Three Months Ended December 31, 2013

For the three months ended December 31, 2013, the Company reported revenue of $468,834, an increase of 17% over 2012 fourth quarter revenue of $400,414. This increase of 17% was due to an increase in sales of wound care products of $103,525, offset by a decrease in contract manufacturing revenue of $35,105. In November 2013, the Company recorded its initial sales of the sorbion products that it acquired rights to in September 2013.

The operating loss for the three months ended December 31, 2013 was approximately $13.4 million as compared to approximately $1.8 million for same period in the prior year. The reported loss for the fourth quarter of 2013 included an impairment charge of $8.1 million for the Company’s in-process research and development related to its HepaMate™ artificial liver technology. This impairment charge was recorded in the fourth quarter of 2014 due to the Company’s new strategy to focus on the sale of wound care products and it being unsuccessful to date in finding strategic partners for the technology. The Company will continue to seek opportunities to best optimize the value of this asset.

The increase in operating loss was also due to an increase in selling, general and administrative expenses from $1.7 million in the prior year period to approximately $5.2 million for the three months ended December 31, 2013. This increase in expense was largely due to an increase in cash salary compensation and benefits and non-cash stock-based compensation, as well as increased professional fees. The increase in salaries was attributable to the hiring of several executive personnel in 2013. Stock-based compensation for the quarters ended December 31, 2013 and 2012 was approximately $2.6 million and $1.0 million, respectively.

Results of Operations for the Year Ended December 31, 2013

For the 12 months ended December 31, 2013, the Company reported revenue of $1.8 million as compared to revenue of $1.2 million for the 12 months ended December 31, 2012. The increase of 46% was due to an increase in contract manufacturing revenue of approximately $400,000 and an increase in the sale of wound care products of approximately $171,000.

The operating loss for the 12 months ended December 31, 2013 was approximately $20.1 million as compared to approximately $4.9 million for the prior year period. The reported loss for the 12 months ended December 31, 2013 included an impairment charge of $8.1 million for the Company’s in-process research and development related to its HepaMate artificial liver technology, as described above.

The increase in operating loss was also due to an increase in selling, general and administrative expenses from $4.1 million in the prior year period to approximately $11.7 million for the 12 months ended December 31, 2013. The increase in expense was due to an increase in cash salary compensation and benefits and stock-based compensation, as well as increased professional fees. The increase in salaries was attributable to the hiring of several executive personnel in 2013. Prior to the recent hiring of new management, the Company had a number of consultants assist in various managerial functions.  Several consultants were issued stock options as non-cash stock-based remuneration.  Total stock-based compensation for the years ended December 31, 2013 and 2012 was approximately $5.5 million and $2.0 million, respectively.

About Alliqua, Inc.

Alliqua is a provider of advanced wound care solutions. Through its extensive sales and distribution network, together with its products, Alliqua provides a suite of technological solutions to enhance the wound care practitioner’s ability to deal with the challenges of healing both chronic and acute wounds.

Alliqua currently markets its line of hydrogel products for wound care under the SilverSeal® and Hydress® brands, as well as the sorbion sachet S and sorbion sana gentle wound care products. Alliqua also has the right to develop and market the advanced wound care products Biovance® and Extracellular Matrix (ECM), as part of its agreement with Celgene Cellular Therapeutics. Alliqua's electron beam production process, located at its 16,000 square foot GMP manufacturing facility in Langhorne, PA, allows Alliqua to develop and custom manufacture a wide variety of hydrogels. Alliqua's hydrogels can be customized for various transdermal applications to address market opportunities in the treatment of wounds as well as the delivery of numerous drugs or other agents for pharmaceutical and cosmetic industries. Additionally, Alliqua's drug delivery platform, in combination with certain active pharmaceutical ingredients, can provide pharmaceutical companies with a transdermal technology to enhance patient compliance and potentially extend the patent life of valuable drug franchises.

For additional information, please visit http://www.alliqua.com. To receive future press releases via email, please visit http://ir.stockpr.com/alliqua/email-alerts.

Legal Notice Regarding Forward-Looking Statements

This release contains forward-looking statements. Forward-looking statements are generally identifiable by the use of words like "may," "will," "should," "could," "expect," "anticipate," "estimate," "believe," "intend," or "project" or the negative of these words or other variations on these words or comparable terminology. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties outside of our control that can make such statements untrue, including, but not limited to, inadequate capital, adverse economic conditions, intense competition, lack of meaningful research results, entry of new competitors and products, adverse federal, state and local government regulation, termination of contracts or agreements, technological obsolescence of our products, technical problems with our research and products, price increases for supplies and components, inability to carry out research, development and commercialization plans, loss or retirement of key executives and research scientists and other specific risks. We currently have no commercial products intended to diagnose, treat, prevent or cure any disease. The statements contained in this press release regarding our ongoing research and development and the results attained by us to-date have not been evaluated by the Food and Drug Administration. There can be no assurance that further research and development, and/or whether clinical trial results, if any, will validate and support the results of our preliminary research and studies. Further, there can be no assurance that any necessary regulatory approvals will be obtained or that we will be able to develop new products on the basis of our technologies. In addition, other factors that could cause actual results to differ materially are discussed in our Annual Report on Form 10-K/A filed with the SEC on May 16, 2013, and our most recent Form 10-Q filings with the SEC. Investors and security holders are urged to read these documents free of charge on the SEC's web site at http://www.sec.gov. We undertake no obligation to publicly update or revise our forward-looking statements as a result of new information, future events or otherwise.

Contact:

Alliqua, Inc.
Brian M. Posner, +1-215-702-8550
Chief Financial Officer
bposner@alliqua.com
or
Investor Relations:
Dian Griesel Int'l.
Cheryl Schneider, +1-212-825-3210
cschneider@dgicomm.com
or
Public Relations:
Dian Griesel Int'l.
Susan Forman or Laura Radocaj, +1-212-825-3210
sforman@dgicomm.com
lradocaj@dgicomm.com

Alliqua, Inc. and Subsidiaries
Consolidated Balance Sheets

	December 31,	December 31,
	2013	2012
ASSETS:
Current Assets:
Cash and cash equivalents	$12,100,544	$260,357
Accounts receivable	156,831	108,866
Inventory	501,469	319,326
Prepaid expenses and other current assets	88,390	193,647
Total current assets	12,847,234	882,196
Improvements and equipment, net	1,745,248	1,915,179
Intangible assets, net	2,258,477	10,329,167
Goodwill	425,969	425,969
Other assets	174,640	174,640
Total assets	$17,451,568	$13,727,151

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$746,609	$572,635
Accrued expenses	1,267,899	249,728
Payable for distribution rights	333,333	-
Deferred revenue	39,000	39,000
Warrant liability	933,465	605,737
Deferred lease incentive liability - current	8,337	-
Other current liabilities	24,821	65,397
Total current liabilities	3,353,464	1,532,497
Deferred lease incentive liability	92,408	-
Deferred tax obligation	53,000	44,000
Total liabilities	3,498,872	1,576,497

Commitments and Contingencies

Stockholders' Equity
Preferred Stock, par value $0.001 per share, 1,000,000 shares authorized, no shares issued and outstanding	-	-
Common Stock, par value $0.001 per share, 45,714,286 shares authorized; 11,484,191 and 5,924,627 shares issued and outstanding as of December 31, 2013 and December 31, 2012, respectively	11,484	5,925
Additional paid-in capital	58,538,491	34,785,126
Subscription receivable	-	(20,000)
Accumulated deficit	(44,597,279)	(22,620,397)
Total stockholders' equity	13,952,696	12,150,654
Total liabilities and stockholders' equity	$17,451,568	$13,727,151

Alliqua, Inc. and Subsidiaries
Consolidated Statements of Operations

	(Unaudited)
	Three months ended December 31,		Years ended December 31,
	2013	2012	2013	2012
Revenue, net of returns, allowances and discounts	$468,834	$400,414	$1,797,745	$1,228,674

Cost of revenues	552,464	489,476	2,097,033	1,837,169

Gross loss	(83,630)	(89,062)	(299,288)	(608,495)

Operating expenses
Selling, general and administrative, (inclusive of stock based compensation of $2,615,728 and $1,002,662 for the three months ended December 31, 2013 and 2012 and $5,513,861 and $1,975,115 for the years ended December 31, 2013 and 2012)	5,175,344	1,718,834	11,669,998	4,054,373
Research and product development	-	40,717	63,204	233,819
Impairment of in-process research and development	8,100,000	-	8,100,000	-
Total operating expenses	13,275,344	1,759,551	19,833,202	4,288,192

Loss from operations	(13,358,974)	(1,848,613)	(20,132,490)	(4,896,687)

Other income (expense)
Interest expense	(1,759)	(815)	(4,807)	(3,353)
Other income	-	-	-	4,888
Interest income	2,838	157	2,913	817
Change in value of warrant liability	(1,589,763)	-	(1,833,498)	-
Total other (expense) income	(1,588,684)	(658)	(1,835,392)	2,352

Income tax provision	-	2,000	9,000	11,000

Net loss	(14,947,658)	(1,851,271)	(21,976,882)	(4,905,335)

Deemed dividend to preferred stockholders	(462,006)	-	(462,006)	-
Net loss attributable to common stockholders	$(15,409,664)	$(1,851,271)	$(22,438,888)	$(4,905,335)

Basic and diluted net loss per common share	$(1.68)	$(0.32)	$(3.14)	$(0.91)

Weighted average shares used in computing basic and diluted net loss per common share	9,182,948	5,744,453	7,140,613	5,383,995